Exhibit 99.1

P R E S S A N N O U N C E M E N T

Investor Relations Contact:	Public Relations Contact:
Tom Barth	John Stewart
Progress Software Corporation	Progress Software Corporation
(781) 280-4135	(781) 280-4101
tobarth@progress.com	jstewart@progress.com

Progress Software Appoints Melissa Cruz Chief Financial Officer

Board of Directors also elects Phil Pead as Non-Executive Chairman of the Board

BEDFORD, MA, July 16, 2012 (BUSINESSWIRE) — Progress Software Corporation (NASDAQ: PRGS), a global software company that simplifies and enables the development, deployment and management of business applications, announced today the appointment of Melissa Cruz to serve as its senior vice president, Finance & Administration and chief financial officer (CFO), effective today. As CFO, Cruz will be a member of the company's executive leadership team, reporting to Jay H. Bhatt, president and chief executive officer, and will oversee the company’s global finance and accounting operations.

Cruz is a 28-year veteran of the technology industry with executive leadership and international experience across finance, human resources, IT and other shared services for publicly-traded software and service companies. Prior to joining Progress, she served as CFO at several fast growing, profitable software companies, including Picis, a leading provider of Healthcare software solutions which was acquired by UnitedHealth; BladeLogic, a market leader in datacenter automation; and Concord Communications, a provider of network security software. She began her career at Digital Equipment and earned her B.S. in Finance from Boston College and a M.S. in Management from Lesley University.

"We are thrilled to add Melissa’s financial acumen and strategic thinking to the company's executive team," said Bhatt. "She brings an impressive mix of leadership, financial management skills, and broad software and operational knowledge and experience that will be invaluable as we continue to transform the company into a leader in the Application Platform as a Service (aPaaS) space."

Additionally, the company announced that its Board of Directors has elected Philip M. Pead as its new non-executive chairman of the Board of Directors, succeeding Michael L. Mark, who will remain on the Board. Pead was elected to the Progress Board of Directors in July 2011. Pead has over twenty-five years experience in the software industry, working in executive roles in several publicly and privately held companies, including Eclipsys Corporation, Per-Se Technologies, Dun & Bradstreet Corporation and Attachmate Corporation.

Progress Software Corporation
Progress Software Corporation (NASDAQ: PRGS) is a global software company that simplifies and enables the development, deployment and management of business applications on-premise or on any Cloud, on any platform and on any device with minimal IT complexity and low total cost of ownership. Progress Software can be reached at www.progress.com or 1-781-280-4000.